EXHIBIT 5.1

BankUnited Financial Corporation
255 Alhambra Circle
Coral Gables, Florida  33134

Ladies and Gentlemen:

         We are acting as your counsel with regard to the registration by BankUnited Financial Corporation, a Florida corporation, of up to 822,889 shares of its Series I Class A Common Stock, $.01 par value per share (the "Shares"), pursuant to a Registration Statement on Form S-3 (the "Registration Statement") to be filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended. The Shares were issued to the Selling Stockholder named in the Registration Statement. We understand that the Shares may be sold from time to time to the public by the Selling Stockholder, or his successors in interest, as described in the Registration Statement.

         We are familiar with the relevant documents and materials used in preparing the Registration Statement. Based on our review of such relevant documents and materials and of such other documents and materials as we have deemed necessary and appropriate we are of the opinion that the Shares have been legally issued and are fully paid and non-assessable.

         We hereby consent to the use of this opinion as Exhibit 5.1 to the Registration Statement and to the use of our name under the caption "Legal Matters" in the Prospectus constituting part of such Registration Statement.

                                            Very truly yours,

                                            STUZIN AND CAMNER,
                                                     PROFESSIONAL ASSOCIATION

Coral Gables, Florida
Date:    April 11, 1997